Exhibit 10.3

Separation and Release Agreement

1.Parties. This Separation and Release Agreement (“Agreement”) is between you, Andrew Campion, and your employer NIKE, Inc. (the “Company”).

2.Separation Date. You acknowledge and agree that your last day of employment with the Company and its subsidiaries and affiliates will be April 5, 2024 (the “Separation Date”). You will continue to receive regular paychecks, subject to taxes and other required withholdings, be eligible to participate in benefit plans, and accrue PTO (up to the maximum in accordance with the Company’s standard PTO policy) through the Separation Date.
3.Payments(s). In exchange for the mutual promises set forth in this Agreement (including, for the avoidance of doubt, your compliance with the Release Requirement (as defined below)), the Company will pay you $2,750,000, less standard withholdings and authorized deductions (the “Cash Payment”) within fourteen (14) days following the date of the effectiveness of the Release.

4.Release Requirement. Payment of the Cash Payment is conditioned on your execution of the general release and waiver of claims (the “Release”) attached as Exhibit A, and such Release becoming effective and enforceable in accordance with its terms (the “Release Requirement”). You have up to twenty-one (21) days from the Separation Date in which to sign and date the Release.

5.General Provisions. This Agreement, together with Exhibit A, constitutes and contains the entire agreement and understanding concerning the separation of your employment. This Agreement, together with Exhibit A, supersedes and replaces all remaining obligations, if any, contained in any other agreement, promise or offer, whether oral or written, and the compensation and benefits provided under this Agreement are in lieu of, and not in addition to, any other compensation or benefits.

6.Governing Law/Severability. This Agreement, including its interpretation and all rights and remedies, shall be governed by the laws of the state of Oregon. The parties consent that jurisdiction over and venue for any legal proceedings arising out of this Agreement shall be in a state court located in Washington County, Oregon. If any part of this Agreement is found to be invalid or otherwise unenforceable, the rest of the Agreement will be valid and enforceable.

7.Expiration of Offer. You may accept the benefits outlined in this Agreement by electronically signing and returning this Agreement via the Nike Contract Management Portal no later than two (2) days from the date of first received.

NIKE, Inc.

/s/ John Donahoe
John Donahoe
Chief Executive Officer

DATE: January 2, 2024

I have carefully read the foregoing agreement, understand its contents and state that no promise, inducement or agreement not herein expressed has been made to me, and I voluntarily and knowingly accept its term and conditions.

/s/ Andrew Campion
Andrew Campion

DATE: January 3, 2024